Exhibit 99.1
For Immediate Release
Contact:    Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Corporation Reports 14% First Quarter 2007 Sales Growth
Milford, Massachusetts, April 24, 2007 — Waters Corporation (NYSE/WAT) reported today first quarter 2007 sales of $331 million, an increase of 14% over sales of $290 million in the first quarter of 2006. Foreign currency translation contributed 3% to this reported sales growth rate. On a GAAP basis, earnings per diluted share (E.P.S.) for the first quarter were $0.54, compared to $0.42 for the first quarter in 2006. On a non-GAAP basis, excluding a restructuring charge in the base period and the exclusion of purchased intangible amortization in both periods as noted in the attached reconciliation, E.P.S. grew 22% to $0.56 in the first quarter of 2007 from $0.46 in the first quarter of 2006.
Commenting on the quarter, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “The positive business momentum that we experienced in 2006 continued into the first quarter of 2007 and this strong start for 2007 is especially encouraging as the growth was generally broad-based and indicative of a very positive response to our newly introduced instrument systems and consumable products.”
As communicated in a prior press release, Waters Corporation will webcast its first quarter 2007 financial results conference call this morning, April 24, 2007 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.info, choose Investor Relations and click on the Live Webcast. A replay of the call will be available through May 1, 2007, similarly by webcast and also by phone at 866-429-0575.
Waters Corporation holds worldwide leading positions in three complementary analytical technologies - liquid chromatography, mass spectrometry, and thermal analysis. These markets account for approximately $5.0 billion of the estimated $20 — $25 billion analytical instrumentation market.

CAUTIONARY STATEMENT
     This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies, regulatory and/or administrative obstacles to the timely completion of purchase order documentation, introduction of competing products by other companies, such as improved research-grade mass spectrometers, and/or higher speed and/or more sensitive liquid chromatographs, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, other changes in the demands of the Company’s healthcare and pharmaceutical company customers, changes in distribution of the Company’s products, risks associated with lawsuits and other legal actions particularly involving claims for infringement of patents and other intellectual property rights, and foreign exchange rate fluctuations affecting translation of the Company’s future non-U.S. operating results . Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (the “SEC”), which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	March 31, 2007	December 31, 2006

Cash and cash equivalents	503,686	514,166
Accounts receivable	278,636	272,157
Inventories	177,684	168,437
Other current assets	48,774	44,920
Total current assets	1,008,780	999,680

Property, plant and equipment, net	149,908	149,262
Other assets	469,616	468,371
Total assets	1,628,304	1,617,313

Notes payable and debt	371,504	403,461
Accounts payable and accrued expenses	242,267	282,373
Total current liabilities	613,771	685,834

Long-term debt	500,000	500,000
Other long-term liabilities	139,725	69,096
Total liabilities	1,253,496	1,254,930

Total equity	374,808	362,383
Total liabilities and equity	1,628,304	1,617,313

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)
	Three Months Ended
	March 31, 2007	April 1, 2006

Net sales	330,777	290,218
Cost of sales	143,232	120,628

Gross profit	187,545	169,590

Selling and administrative expenses	93,907	85,538
Research and development expenses	18,722	19,043
Purchased intangibles amortization	2,125	1,194
Restructuring and other unusual charges (1)	—	4,352

Operating income	72,791	59,463

Interest expense, net	(6,835)	(6,136)
Income from operations before income taxes	65,956	53,327

Provision for income taxes	10,019	9,172

Net income	55,937	44,155

Net income per basic common share	$0.55	$0.42

Weighted average number of basic common shares	101,416	104,585

Net income per diluted common share	$0.54	$0.42

Weighted average number of diluted common shares and equivalents	103,198	105,901
(1)	The results for the three months ended April 1, 2006 include restructuring and other incremental costs in relation to a cost reduction plan implemented in February 2006.

	(Unaudited)
	Three Months Ended
	March 31, 2007	April 1, 2006
Reconciliation of income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Income per diluted share	$0.54	$0.42

Adjustment for purchased intangibles amortization, net of tax	1,638	1,007
Income per diluted share effect	0.02	0.01

Adjustment for restructuring and other unusual charges, net of tax	—	3,560
Income per diluted share effect	—	0.03

Adjusted income per diluted share:	$0.56	$0.46

The adjusted income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management has excluded the restructuring charges and purchased intangibles amortization from its non-GAAP adjusted amounts since management believes that these charges are not directly related to ongoing operations thereby providing investors with information that helps to compare ongoing operating performance.